CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 18, 2004, except for Note 21, for which the date is September 1, 2004, relating to Brandywine Realty Trust’s financial statements and financial statement schedules, which appears in the Current Report on Form 8-K dated September 3, 2004. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 19, 2004 relating to Brandywine Operating Partnership, L.P.’s financial statements and financial statement schedules, which appears in Brandywine Operating Partnership, L.P.’s Registration Statement on Form 10/A dated August 20, 2004. We also consent to references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 3, 2004